Exhibit 10.1

[INFORMAL ENGLISH TRANSLATION]

Bonus BioGroup Ltd.

Public Company Registration No. 520039777

Stock Option Plan – 2013

March 27, 2024

This plan, as it may be updated from time to time, shall be called the 2013 Stock Option Plan of Bonus BioGroup Ltd. (hereinafter: the “Plan”).

The purpose of this plan is to allocate to employees, advisors, service providers and company officers (including directors) of Bonus BioGroup Ltd. (hereinafter: the “Company”) and of related companies (as per their definition below), option warrants that can be exercised into Company shares in order to create among them an incentive and to share with them the Company’s development and success.

The allocation of option warrants under this Plan includes by means of the allocation of a restricted share or restricted share units (RSU).

“A restricted share / restricted share unit (RSU)” – an ordinary share/share unit that has been restricted from sale, in addition to restriction provisions under any law, and is held by a trustee, under conditions and for a period of time to be determined by the parties, as part of the allocation terms and conditions.

1.	Definitions

For the purpose of the Plan and its related documents, including the Options, the definitions listed in Appendix A to the Plan shall apply.

2.	Plan Management and the Powers of the Board of Directors

2.1.	This Plan will be managed by the Company’s Board of Directors or a committee that has been appointed by the Board of Directors and which has been authorized by it to manage the Plan (above and below: the “Plan Manager” or the “Committee,” as applicable), subject to any law that is in force and whatever is stipulated in the Company Articles of Association. Notwithstanding the abovementioned, the Board of Directors will have residual authority, should no Committee be appointed or if the Committee ceases to serve as the Committee for any reason whatsoever, and all subject to the provisions of the Companies Law.

2.2.	The Board of Directors shall have the exclusive authority and absolute discretion to decide: (1) to increase, from time to time, the pool of shares that is designated for the allocation of Option Warrants for the Employees, service providers and Company officers and of Related Companies, according to the Plan, from the Company’s unissued authorized share capital; (2) to restrict, from time to time, the daily amount of shares to be derived from the Option Warrants, which an Offeree will be entitled to put up for sale on any given day (hereinafter: the “Daily Sale Volume Restriction”; (3) to determine, from time to time, that shares which are derived from Options, shall be held in trusteeship by the Plan Trustee, who, inter alia, shall prevent any deviation from the Daily Sale Volume Restriction.

2.3.	The Board of Directors, and insofar as is required by law the Compensation Committee, shall have the exclusive authority and absolute discretion to decide as follows: (1) to increase, from time to time, the pool of shares that is designated for the allocation of Option Warrants for the Employees, service providers and Company officers and of Related Companies, from the Company’s unissued authorized share capital; as part of the Plan; (2) to determine the identity of the Offerees; (3) to determine the terms of the Option Warrants, including the number of Option Warrants granted to each Offeree, the Vesting Dates, the method of exercise of the Option Warrants, the Strike Price of the Option Warrants, to apply restrictions on the transferability of the Option Warrants and/or the Shares, as well as terms and conditions with respect to the seizure and forfeiture of Option Warrants and shares, and to cancel and suspend grants; (4) to restrict, from time to time, the daily volume of the Shares that shall be derived from Option Warrants that shall be allocated from that date onward, which an Offeree will be entitled to put up for sale on any given day; (5) to restrict, from time to time, the method of ownership of the Option Warrants to be allocated from that date onward and the Shares that shall be derived from them, to ownership in trusteeship by the Plan’s Trustee, who, inter alia, shall prevent any deviation from the Daily Sale Volume Restriction; (6) to determine the Strike Price of an Option Warrant; (7) to choose the taxation track of a Trustee 102 Option Warrant; (8) to determine the type of Option to be granted; (9) to change restrictions and terms and conditions applying to an Option Warrant, including the Option Warrant exercise shares and the exercise period; (10) to interpret the terms and conditions of the Plan and to supervise the Plan management; (11) to fully or partially accelerate the Vesting Dates of the Option Warrants granted to each Offeree; (12) to suspend, terminate or cancel the Plan, in whole or in part, to amend or change the Plan and its provisions; (13) to decide and or determine with respect to any other matter that is necessary for the Plan’s management.

2.4.	The Plan Manager (and insofar is as required under the Companies Law – the Compensation Committee), shall have the power to grant to the Offeree, at its discretion, in consideration for canceling Option Warrants granted to it, new Option Warrants at an identical Strike Price, lower or higher than the Strike Price of the original Option Warrants that were canceled.

2.5.	The Board of Directors’ interpretation with respect to each section of the Plan or the Option Warrant shall be final and absolute.

2.6.	The Company does not undertake that the Plan will be recognized by the Tax Authorities as such that shall grant the Offerees the benefits set forth in Section 102 of the Ordinance. Should the provisions of Section 102 of the Ordinance, as well as the Income Tax Rules (Tax Relief in Allocating Shares to Employees), 5763-2003, which were enacted by virtue of it (hereinafter: the “Rules”) apply to an Option Warrant, then the Plan and the Option Warrant shall be subject to the terms and conditions of Section 102, the Rules and approval from the tax assessing officer, insofar as is possible. Terms and conditions of Section 102 and/or approval of the tax assessing officer as stated, which are not explicitly set forth in the Plan and/or the Option Warrant, shall be deemed as applying to and binding upon the Company and the Offerees.

2.7.	Unless explicitly stated otherwise in the Option Warrant, in any event of a contradiction between the provisions of the Plan and the provisions of the Option Warrant, the provisions of the Plan shall prevail. If it is stated otherwise in the Option Warrant, then the provisions of the Option Warrant shall prevail over the provisions of the Plan.

2.8.	Subject to the approval of the Company’s General Meeting, insofar as this shall be required, no member of the Board of Directors and/or the Committee shall bear any liability for any action and/or decision made in good faith in respect of the Plan and/or the Option Warrants that have been granted pursuant to it. Subject to the provisions of the law, every member of the Board of Directors and/or the Committee, shall be retroactively indemnified in respect of any reasonable expense that they incur (including reasonable consultation expenses) and/or in respect of any liability (including any payment made in a settlement agreement of a lawsuit subject to the Company’s approval), which results from any action and/or omission in respect of the Plan, unless that liability derives from bad faith and/or fraud on the part of a member of the Board of Directors and/or the Committee.

3.	Determining the Plan participants

3.1.	Those eligible to participate in the Plan, as Offerees, include Employees and Non-Employees (as the term “Employee” is defined in Appendix A) of the Company or of Related Companies under the following terms: (1) Employees will receive “102 Options” only; (2) Non-Employees will receive 3(i) Options only. Eligibility to participate in the Plan does not necessarily mean entitlement to participate in the Plan, and the Board of Directors has the absolute discretion to determine with regard to any individual who is eligible to participate in the Plan, whether or not that person shall be granted an Option Warrant.

3.2.	The granting of an Option Warrant to Offerees under this Plan neither entitles the recipients of the Option Warrant nor denies them the right to participate in Option Warrant allocations by virtue of the Plan or by virtue of any other allocation plan of the Company or of subsidiaries.

3.3.	Without derogating from the aforementioned, the granting of any Option Warrant shall be approved and implemented pursuant to the provisions of any law, as shall be in force from time to time, including the Companies Law, the Securities Law and the regulations enacted by virtue of them.

4.	Determining the type of Option pursuant to Section 102

4.1	The Company may determine the type of Option to be granted to Employees pursuant to Section 102 as a “Non-Trustee 102 Option” or a “Trustee 102 Option”.

4.2	The granting of “Trustee 102 Options” by virtue of this Plan shall be subject to the approval of the Plan by the Board of Directors and will be subject to the Plan’s approval by the Tax Authorities.

4.3	A “Trustee 102 Option” may be classified as a “Capital Gains Option” or as a “Work Income Option”.

4.4	A “Trustee 102 Option” with respect to which the Company has determined that the tax route that will apply will be a capital gains tax track pursuant to Section 102(b)(2) of the Ordinance, will be referred to hereinafter as the “Capital Gains Option”.

4.5	A “Trustee 102 Option” with respect to which the Company has determined that the tax track that will apply will be a work income tax track pursuant to Section 102(b)(1) of the Ordinance, will be referred to hereinafter as the “Work Income Option”.

4.6	The Company’s choice to classify a “Trustee 102 Option” as a “Capital Gains Option” or as a “Work Income Option” (hereinafter: the “Choice”), will be submitted as required to the Tax Authorities prior to the Grant Date of the “Trustee 102 Option”. The Choice will enter into force commencing on the first Grant Date and will remain in force at least until the end of the year subsequent to the year in which the Company first granted a “Trustee 102 Option”, or any other date thereafter as shall be determined from time to time under the provisions of Section 102. The Choice will require the Company to grant only the “Trustee 102 Option” it has chosen and shall apply to all the Offerees who are to receive a “Trustee 102 Option” during the course of the aforementioned period, and all pursuant to what is stated in Section 102(g) of the Ordinance. For the avoidance of doubt, the Choice will not prevent the Company from simultaneously granting “Non-Trustee 102 Options”.

4.7	All “Trustee 102 Options” shall be held in trust by a trustee, as described in Section 5 below.

4.8	For the avoidance of doubt, defining the type of Option as a “Trustee 102 Option” or a “Non-Trustee 102 Option”, will be subject to the terms and conditions of Section 102 of the Ordinance.

4.9	In the event of “Trustee 102 Options”, the terms of the Plan and/or the Option Warrant will be subject to the terms of Section 102 of the Ordinance and the approval of the tax assessing officer, and those terms and approval will constitute an integral part of the Plan and the Option Warrant. Each of the terms and conditions of Section 102 and/or the approval as stated, which are necessary for obtaining and/or maintaining tax benefits pursuant to Section 102, and which are not expressly stated in the Plan or the Option Warrant, will be regarded as applying to and binding on the Company and the Offerees.

5.	Trustee

5.1	“Trustee 102 Options” and/or Shares that are granted pursuant to the granting and/or exercise and/or vesting of a “Trustee 102 Option” and/or other shares that are to be issued by virtue of the exercising of rights, including bonus shares, shall be allocated or issued in the name of the Trustee in favor of the Offeree and shall be held by the Trustee at least for the duration of the periods set forth and required in Section 102 and/or in any law and/or regulations and/or rules that shall be enacted by virtue of it (hereinafter: the “Lock-up Period”). If the terms and conditions for granting a “Trustee 102 Option” are not fulfilled, then the “Trustee 102 Option” that was granted might be deemed to be a “Non-Trustee 102 Option”, or a 3(i) Option, all pursuant to the terms and conditions of Section 102.

5.2	The Trustee shall not provide the Offeree with shares that were allocated as a result of the granting and/or exercise and/or vesting of “Trustee 102 Options” and/or Shares that were allocated as a result of the exercising of rights in respect of Option Warrants and/or Share as aforementioned prior to payment of the full tax liability that stems from a “Trustee 102 Option Warrant” that was granted to an Offeree and/or Shares that were allocated as a result of the granting and/or exercise and/or vesting and/or any other said action.

5.3	With regard to “Trustee 102 Options”, subject to the terms and conditions of Section 102 of the Ordinance, an Offeree shall not sell or transfer shares from the Trustee, which were granted to the Offeree as a result of the granting and/or exercise and/or vesting of a “Trustee 102 Option” and/or Shares that were allocated as a result of the exercising of rights, including bonus shares, until the Lock-up Period has elapsed. Notwithstanding the aforementioned, if a said sale or transfer takes place within the course of the Lock-up Period, the sanctions under Section 102 of the Ordinance will apply to the Offeree.

5.4	On the date of receiving a “Trustee 102 Option”, the Offeree will sign an undertaking as required as part of the provisions of Section 102.

6.	Reserved shares, restrictions

6.1	The Company shall maintain in its unissued and authorized share capital a volume of Company shares, pursuant to the decision made from time to time by the Company Board of Directors, for the purpose of allocation under the Plan, subject to adjustments as a result of changes in the Company’s capital, as stated in Section 3.8 below. Said Shares that shall remain registered but unissued and which are not subject to the Options on the Plan’s date of termination shall no longer be maintained for the purposes of the Plan, but until termination of the Plan, the Company shall maintain at any time a sufficient volume of Shares pursuant to the Plan’s requirements. If and insofar as an Option Warrant that was granted pursuant to the Plan shall expire or be canceled on a date prior to the Vesting Date and/or the exercise date or the Offeree shall waive the granting and/or the exercise of the said Option Warrant, then the Shares that have not been allocated and/or acquired by virtue of the Option Warrant shall be made available to the Plan and it might make use of them, including for the purpose of their reallocation to other Offerees.

6.2	The granting of an Option to an Offeree under the Plan shall be effected pursuant to a written Option Warrant between the Company and the Offeree in the format as approved by the Board of Directors, from time to time. Each Option Warrant will feature, inter alia, the number of Options, the type of Warrant granted and the relevant tax track – “Capital Gains Option,” “Work Income Option,” “Non-Trustee 102 Option”, or “Option 3(i)”, the Vesting Dates, the Strike Price of the share that is due to be derived from the Option Warrant, the Option Warrant Expiration Date and other terms as determined by the Board of Directors.

7.	The Option Warrant Strike Price

7.1	The Option Warrant Strike Price per Share will be determined by the Board of Directors at its sole discretion and subject to the provisions of the law. The Strike Price for each Offeree will be determined in the Option Warrant that is signed between the Offeree and the Company.

7.2	The Strike Price will be paid on the Option Warrant’s exercise date in a manner to be determined by the Board of Directors, including via cash or check or via an exercise and sale mechanism using a broker. The Board of Directors will have the authority to postpone the payment date under the terms to be determined by it.

7.3	The Strike Price that shall be determined by the Board of Directors, at its sole discretion and pursuant to the provisions of the law, will be denominated in the main currency used in the economic environment of the Company or the Offeree (namely, the functional currency of the Company or the currency in which the Employee receives its wage), as shall be determined by the Company.

7.4	Without derogating from the generality of the aforementioned, and subject to the payment of tax applicable to the Offeree, the Compensation Committee or the Board of Directors will have the authority to enable or to determine that the Offerees may exercise the Option Warrants by virtue of the Plan, in whole or in part, via the mechanism used to exercise Option Warrants into Shares on the basis of the bonus component (Net Exercise), according to which the Offeree will be entitled to receive Shares that reflect the bonus component inherent in the exercised Option Warrants, in accordance with the following formula, in consideration for the par value of the Shares alone[1]. For the avoidance of doubt, it is hereby clarified that, according to this exercise method, the Option Warrants may only be exercised into the number of shares that reflects the bonus component alone. The Offeree will not pay the Strike Price, which is used solely for the purpose of calculating the bonus component.

7.5	The number of Shares that can be purchased by the Offeree under this mechanism in consideration for their par value will be determined according to the following formula:

X =	Y(A – B)
A - N

Y =	The number of exercisable Option Warrants whose Vesting Date has elapsed and have yet to be exercised, and that the Offeree wishes to exercise via this mechanism, subject to the said adjustments in Section 3.8 below.

A =	The Market Value of each Share on the exercise date.

B =	The Strike Price of each Option Warrant, subject to the adjustments as stated in Section 3.9 below.

N =	The par value of each Share.

7.6	Exchange or conversion of Option Warrants in certain cases – on occurrence each of the following events, the Offeree’s right to purchase Shares by virtue of the Plan shall be subject to the adjustments set forth below:

7.6.1	In the event of a Transaction (as defined in Appendix A of the Plan), each Option Warrant granted by virtue of the Plan, which has yet to reach its Vesting Date and/or has yet to be exercised into Shares, shall be replaced or converted, according to the number of Shares that might derive from the Option Warrant, into Option Warrants and/or Shares or into any security of the Acquiring Company (or a parent company or a subsidiary of the Acquiring Company), or for a monetary consideration that either have been and/or will be distributed to the Company shareholders against the Company Shares, in a said Transaction, and adjustments will be made to the number of Shares that might derive from the exercise and the per-share Strike Price, which shall reflect a said event, and all the other terms and conditions of the Option Warrant shall remain in force, including the Vesting Dates, without there being any need for an additional decision of the Company Board of Directors and/or a shareholder meeting at the Company.

[1]	It should be clarified that as long as the Company Shares are listed on the Tel Aviv Stock Exchange Ltd. (hereinafter in this section: the “TASE”) and as long as the Company Shares are without par value, then the exercise increment shall be no less than 30 agorot per Share or any other amount to be determined pursuant to the TASE directives. The aforementioned shall not apply to Option Warrants allocated to Employees pursuant to a scheme.

7.6.2	For the purpose of Section 3.8.1 above, the Option Warrant will be regarded as having been replaced or converted, if following the Transaction, the Option Warrant grants the right to purchase or receive, with respect to any Share that might be issued subject to the Option Warrant, immediately prior to the Transaction, the consideration (whether Shares, Option Warrants, cash, securities or any other property) received as a result of the Transaction by the shareholders with respect to any Share held on the effective date of the Transaction (and, if the said holders were given a choice with respect to the consideration, the type of consideration chosen by the majority of shareholders); provided that, if the said consideration received in the event of a Transaction is not only granted in the form of ordinary shares (or their equivalent) of the Acquiring Company (or the parent company or its subsidiary), after receiving the consent of the Acquiring Company, the Board of Directors may then determine that the consideration received upon exercise of the Option Warrant will only consist of ordinary shares (or their equivalent), of the Acquiring Company (or the parent company or its subsidiary), whose market price is equal to the price of the Share received by the majority of the shareholders in the Transaction; and subject to the fact that the Board of Directors may determine, at its discretion, that in a said event of replacement or conversion of an Option Warrant against the allocation of an Option Warrant of the Acquiring Company, a said Option Warrant will be replaced against any type of any other asset, including cash, in a fair manner under the circumstances.

7.6.3	In the event of the dissolution, liquidation or bankruptcy of the Company, Option Warrants that have yet to reach their Vesting Date and/or which have yet to be exercised, shall expire immediately prior to completion of the act of liquidation or dissolution of the Company. If a decision is reached to voluntarily dissolve the Company when Option Warrants still exist whose Vesting Date has not yet arrived and/or have yet to be exercised, the Company shall inform all the Option Warrant holders of the aforementioned decision, in the manner and form that the Company shall deem fit.

8.	Granting and exercising of Option Warrants

8.1	An Offeree seeking to exercise the Option Warrants in its possession shall provide written notice of that to the Company, in the format and method to be determined by the Company and if necessary by the Trustee pursuant to the requirements of Section 102. The exercise shall be valid on receipt of the exercise notice by the Company and payment of the Strike Price, if and insofar as is required, in the Company offices. In the notice, the Offeree shall set forth the number of Shares from the Shares that are likely to be issuable upon exercise of the Option Warrant that the Offeree seeks to exercise. The Offeree should also attach to the notice all the other documents that it must sign as a precondition for exercise of the Option Warrant, as set forth in the Plan and the Option Warrant and pursuant to the Board of Directors’ decision.

8.2	Upon receipt of all the documents, the certifications and the required from the Offeree for exercise of the Option Warrant under this Plan, pursuant to the Option Warrant and under any law, the Trustee shall send a notice to the Company, in the wording to be determined, from time to time, with regard to this matter. If and insofar as the exercise notice is delivered to the Company during the Lock-up Period, then the Company shall allocate the Shares that shall be issuable upon exercise of the Option Warrants in the name of the Trustee, it shall register the Trustee in the Company’s shareholder registry and shall issue a share certificate in the Trustee’s name to be registered in the Company’s records, and all pursuant to what is stated in the Plan and in accordance with the provisions of Section 102. If and insofar as the exercise notice is delivered to the Company subsequent to the Lock-up Period, then the Shares shall be allocated in the name of the Offeree, subject to the fact that the Offeree has paid the requisite tax in respect of exercise of the Option Warrants and the rest of the preconditions for exercise of the Option Warrant have been fulfilled, under this Plan and according to the law.

8.3	If and insofar as the Option Warrant has not been exercised into a Share, it will then expire on the earlier of the following dates: (1) The Date of Expiry as stated in the Option Warrant; (2) the expiry of the term in the cases stated in Section 3.9.6 below or Section 3.8 above.

8.4	An Option Warrant may be exercised by the Offeree, at any time, in full or in parts, as far as possible, from time to time, and as long as the Vesting Date of the Option Warrant has elapsed, and the Expiration Date has yet to elapse, and provided that subject to the terms of Section 3.9.6 below, the Offeree is employed by or provides services to the Company or Related Companies at any time during the period of time that begins with the granting of the Option Warrant and ends on the Option Warrant’s exercise date. And all unless it has been determined otherwise in the Agreement that was given to the Offeree and subject to the restrictions applying to trade in the Company’s securities. Option Warrants that are granted to the Trustee in favor of the Offeree shall be vested in accordance with the schedule to be set forth in the Agreement given to the Offeree. Notwithstanding all the aforementioned, in the event of the termination of a director’s term of office at the Company and/or at a Related Company, for any reason, in any event, on the last day of the director’s term of office, all the Option Warrants or the Shares that were granted to it and that have not yet been vested prior to that date, shall now be vested.

8.5	Subject to Section 8.6 below, should the Offeree cease to be an Employee or service provider at the Company or at its subsidiaries, the Option Warrants it has been granted shall expire immediately, if and insofar as their Vesting Date has not yet elapsed or they have not been exercised and/or Shares have not been allocated in respect of them, prior to the termination date. Notice of the termination of labor relations or service provision shall be considered as termination of the said relationship commencing from the date on which the relationship ends in practice (hereinafter: the “Termination Date”). For the avoidance of doubt, in the event of the termination of labor relations or service provision, Option Warrants that have not yet reached their Vesting Date on the Termination Date, will not be vested nor will they be exercisable.

8.6	Without derogating from the abovementioned, and if and insofar as it has not been determined otherwise in the Offeree’s Option Warrant, the Offeree or its legal heirs shall have the right to exercise Option Warrants granted to the Offeree by virtue of the Plan, even on a date later than the Termination Date during an additional period subsequent to the Termination Date, but only in relation to those Option Warrants whose Vesting Date has arrived on the Termination Date, pursuant to the Option Warrant’s vesting periods, and all pursuant to the cases set forth below:

8.6.1	If the relationship was terminated without “Cause,” the Offeree will have the right to exercise the Option Warrants that it was entitled to exercise by virtue of the Option Warrant, in accordance with the Vesting Dates and provided that they have yet to expire, for a period of twelve (12) months subsequent to the Termination Date.

8.6.2	If the relationship ended as a result of the Offeree’s death or loss of working capacity of more than 75%, the Offeree or its legal heirs will have the right to exercise the Option Warrants that the Offeree was entitled to exercise by virtue of the Option Warrant in accordance with the Vesting Dates and provided that they have yet to expire, for twenty-four (24) months subsequent to the Relationship Termination Date.

8.6.3	On a date prior or subsequent to the Termination Date, the Board of Directors has approved an extension of the terms and conditions of the Option Warrants that have yet to be exercised beyond the Termination Date, for a period that shall not exceed the original period established for exercise of the Option Warrant.

8.6.4	In the event of the termination of a director’s term of office at the Company and/or at a Related Company, for any reason, in any event, the Option Warrants granted to it shall expire, on the later of the following: (1) the date established for their expiration in the Option Warrant, as amended, insofar as it has been amended; (2) at the end of ten years from their Grant Date or on a later date, insofar as this shall be determined.

8.7	For the avoidance of doubt, if the relationship was terminated due to “Cause,” then the Option Warrants will expire for all intents and purposes (whether or not, on the Termination Date, the Offeree was entitled to exercise some of the Option Warrants) and the Offeree will have no rights in connection with the Option Warrants. The Company shall not be obligated to provide prior notice to the Offeree as regards the expiration of the Option Warrants.

8.8	For the avoidance of doubt, the Offerees shall not have any rights granted to the Company shareholders, in relation to Shares they have received by virtue of the granting and/or exercise of the Option Warrants, nor shall the Offerees be deemed to be holders of a class of shares or creditors of the Company for the purposes of Sections 350 and 351 of the Companies Law, until the date of registration of the Offeree as a shareholder in the Company’s shareholder registry subsequent to the allocation of the Shares by virtue of the granting and/or exercise of the Option Warrant into a Share, subject to the terms and conditions of the Plan; however, in the event of Option Warrants and/or Shares held by a Trustee, this shall be subject to the terms and conditions of Section 3.5 of the Plan.

8.9	The Option Warrant that was approved by virtue of the Plan might include additional, other terms and conditions, at the discretion of the Board of Directors from time to time.

8.10	As regards a “Non-Trustee 102 Option”, on termination of the relationship between the Company or Related Companies and the Offeree, the Offeree shall provide the Employer with a security or guarantee for payment of the tax applying on the date of sale of the Shares, all pursuant to the terms of Section 102 of the Ordinance.

8.11	The Board of Directors shall be authorized to determine additional Lock-up Periods for Options and/or Shares that shall be issuable upon their exercise, and the Offeree shall be subject to them.

9.	Cash dividend

All the Shares (apart, for the avoidance of doubt, from Option Warrants that have yet to be converted and/or exercised into Shares) that are allocated to Offerees or the Trustee, as applicable, by virtue of the Option Warrant, will entitle their owners to the right to receive a cash dividend, according to the number of Shares, subject to the terms and conditions of the Company’s Articles of Association and subject to the taxation applicable to a said dividend distribution, and as applicable subject to Section 102 of the Ordinance and the Rules, regulations, orders and procedures by virtue of it.

10.	Limitation of transferability of Option Warrants and/or Shares

10.1.	The Option Warrants and/or rights of the Offeree, apart from a director, in relation to Option Warrants, whether or not payment has been made in respect of them, may not be transferred, assigned or hypothecated, or any right in respect of them granted to a third party, other than by will and/or by the laws of inheritance, and apart from, as explicitly stated under the Plan, and during the Offeree’s lifetime, all the Offeree’s rights to acquire Shares by virtue of the Plan, are exercisable by the Offeree alone, apart from a director. Any action that is not as aforementioned, whether directly or indirectly, whether it comes into effect immediately or in the future, shall be deemed null and void.

10.2.	As long as the Option Warrants and/or the Shares are held by the Trustee in favor of the Offeree, then all the rights of the Offeree who is not a director, are personal and may not be transferred, assigned, mortgaged, attached, or otherwise pledged, apart from transfer by virtue of a will or the laws of inheritance.

11.	The term of the Plan

The Plan will enter into force upon its adoption by the Company’s Board of Directors.

12.	Changes to or termination of the Plan

The Board of Directors may, at any time, amend, change, suspend or terminate the Plan. Said amendments, changes, suspension or termination will not materially prejudice the rights of any Offeree, unless a written mutual agreement reached by the Offeree and the Company has been received and signed, or court authorization has been obtained as part of an arrangement pursuant to the provisions of Section 350 of the Companies Law. Termination of the Plan will not prejudice the rights of the Board of Directors to exercise the powers conferred on it by virtue of the Plan, with respect to Option Warrants that were granted pursuant to the Plan before the date of the Plan’s termination.

13.	The applicable rules

The Plan, the granting and exercise of Option Warrants and Shares by virtue of it, and the Company’s undertaking to transfer shares by virtue of the Option Warrants, will be subject to all the suitable laws, regulations and rules, either of the State of Israel or any other country that has jurisdiction over the Company and the Offeree, as required.

14.	Continued employment and one-time benefit

14.1.	No provision of this Plan and the Option Warrant with the Offeree should be interpreted as an undertaking and/or consent on the part of the Company and/or Related Company to continue to employ the Offeree, and no provision of the Agreement and/or the Plan should be interpreted as granting the Offeree any right to continue to be employed by or to provide services to the Company and/or Related Companies, or as restricting the right of the Company and/or a Related Company to terminate the employment of any Offeree at any time.

14.2.	Granting the Option Warrant is a special and one-time benefit that shall not be deemed, for all intents and purposes, to be part of the Offeree’s wage, including as regards the calculation of social benefits and severance pay.

15.	The applicable law and jurisdiction

The Plan will be managed, interpreted and enforced pursuant to the laws of the State of Israel that apply to agreements that were made and shall be implemented therein, without taking into consideration the principles of the choice of law. The exclusive jurisdiction under this Plan will be entrusted to the competent courts in Tel Aviv, Israel.

16.	Taxation and other arrangements pertaining to the transfer of the Shares to the Offeree

16.1.	The Offeree alone shall incur all the tax liabilities in respect of the granting and exercise of Option Warrants by virtue of the Plan, the sale of Shares derived from the Option Warrants or in respect of any other act related to the Option Warrants (of the Company, and/or Related Companies and/or the Trustee and/or the Offeree). The Company and/or Related Companies and/or the Trustee shall deduct pursuant to any law, regulations and rules, all the taxes, including tax withholding at source. The Offeree agrees to indemnify the Company and/or Related Companies and/or the Trustee and to exempt them from any liability with respect to the payment of said taxes, interest and fines, as well as any other payments, including in respect of charges emanating from the need to withhold tax or the failure to withhold tax from any payment transferred to the Offeree.

16.2.	The Company and/or the Trustee, as applicable, will not transfer the Share to the Offeree until all the aforementioned the mandatory payments are made in full.

16.3.	In the event of the Offeree’s death, this section shall apply, mutatis mutandis, to the Offeree’s legal heirs.

16.4.	The Company or the Trustee may offset and withhold at source, from any dividend that is declared and distributed as aforementioned to any Offeree, any amount which that Offeree owes the Company or the Trustee, as well as any amount liable for tax, levy or any other mandatory payment.

16.5.	If and insofar as at any stage of implementation of the Plan, the Company shall be required to pay tax in respect of the allocation of the Option Warrants to the Offeree, and the Company is not in possession of the requisite amounts to withhold the tax as aforementioned from the amount due to the Offeree, then the Company shall be entitled not to implement that stage an part of the Plan, unless the Offeree provides the Company, immediately on its demand, the requisite amounts for payment of the said tax.

17.	The Plan’s non-exclusivity

Adoption of the Plan by the Board of Directors shall not be interpreted as amending, changing or canceling any prior approved incentive arrangement or as restricting the Board of Director’s authority to adopt other incentive arrangements as it deems fit, including the granting of additional Option Warrants not by virtue of the Plan, and those arrangements might apply generally or in specific cases.

18.	Multiple agreements

The terms of each Option Warrant may differ from those of other Option Warrants that are granted by virtue of the Plan, simultaneously. The Board of Directors may grant more than one Option to any Offeree during the term of the Plan, whether in addition to or as an alternative to one or more Option Warrants that were granted to that particular Offeree.

19.	Notices

Any notice under an Option or this Plan, shall be provided in writing or in an email message lawfully signed and shall be deemed to have been delivered, on the date of its transfer to the addressee, by hand or fax or 3 (three) business days after it has been dispatched by registered mail to the address of the parties.

Appendix A to the Plan – Definitions

“Option” – refers to an option to purchase one Company share, subject to the provisions of this Plan.

“102 Option” – refers to an Option granted to an employee (as this term is defined below) subject to the provisions of Section 102 of the Ordinance.

“Trustee 102 Option” – refers to a 102 Option granted subject to the provisions of Section 102(b) of the Ordinance and which is held in trusteeship by a trustee for the Employee.

“Non-Trustee 102 Option” – refers to a 102 Option granted subject to the provisions of Section 102(c) of the Ordinance and which is not held in trusteeship by a trustee for the Employee.

“Capital Gains Option” – as defined in Section 4.4 of the Plan.

“Work Income Option” – as defined in Section 4.5 of the Plan.

“3(i) Option” – refers to an Option that is granted to non-employees subject to Section 3(i) of the Ordinance.

“Choice” – as defined in Section 3.4.6 of the Plan.

“Controlling Shareholder” – as defined in Section 32(9) of the Ordinance.

“Board of Directors” – refers to the Company’s Board of Directors.

The “Rules” – as defined in Section 3.2.5 of the Plan.

“Option Agreement” – refers to an agreement for the granting of Options between the Company and the offeree, which regulates and established the Option’s terms and conditions.

“Committee” – refers to the Compensation Committee lawfully appointed by the Board of Directors

“Company” – refers to Bonus BioGroup Ltd., a company incorporated under the laws of the State of Israel.

“Related Company” – refers to an “Employer Company” as defined in Section 102 of the Ordinance.

“Acquiring Company” – refers to the surviving company following a transaction, including any entity into which the company merges or that is acquired by it or that acquires the company’s assets.

The “Companies Law” – refers to the Israeli Companies Law, 5759-1999.

The “Securities Law” – refers to the Securities Law, 5728-1968.

“Grant Date” – refers to the date of granting the Option, as shall be determined by the Board of Directors and as stated in the Option Agreement with the offeree.

“Vesting Date” – refers to the date from which the offeree will be entitled to convert or exercise the Option or part of it.

“Termination Date” – as defined in Section 3.9.5 of the Plan.

“Option Expiration Date” – refers to the date on which the Option expires, as stated in Section 3.6.2 of the Plan.

“Strike Price” – refers to the price that the offeree will be required to pay for each share that is subject to an Option.

“Share” – refers to one ordinary share of the Company, without par value.

“Trustee” – refers to anyone appointed by the Company to serve as a trustee, and approved by the tax authorities, and all subject to the provisions of Section 102(a) of the Ordinance.

“Offeree” – refers to a person to whom options are granted by virtue of the Plan.

“Cause” – refers to each of the following: (a) a fundamental breach of the employment agreement or the contractual engagement with the Company or a Related Company, including but without derogating from, breach of the Offeree’s obligation of confidentiality and breach of the obligation of non-competition; (b) conviction of an offense that entails moral turpitude, that is related to the Offeree’s work at the Company, or an offense that has a material effect on the Company and/or Related Companies;(c) breach of the duty of care or breach of fiduciary duty towards the Company and/or towards Related Companies; (d) any circumstances under which the entitlement to severance pay is denied under the Severance Pay Law 5723-1963 (apart from the Offeree’s resignation);(e) any other circumstance that is defined in the employment agreement or the contractual agreement as a “Cause”. The decision as to whether termination of the relationship is deemed “Cause” is within the authority of the Company Board of Directors, unless explicitly otherwise established in the Option Agreement.

“Section 102” – refers to Section 102 of the Ordinance, as it applies today or as it shall be amended in the future, and all the rules and/or regulations and/or rulings and/or other statues by virtue of this Section, including the Income Tax Rules (Tax Relief in Allocating Shares to Employees), 5763-2003.

“Employee” – refers to an individual employed at the Company or at a Related Company, including an officer or director, but excluding a Controlling Shareholder.

“Transaction” – refers to each of the following cases, whether they have taken place as an isolated incident or a sequence of events that may be regarded as an isolated incident in the Company: (1) the sale, or transfer in any other way, of all or the majority of the Company’s assets (in the event of doubt, the Company Board of Directors shall decide if all or the majority of the Company’s consolidated assets have been sold);(2) the sale of all or a substantial part of the Company’s shares to a third party; (3) a merge or similar transaction of the Company with or into another company (or other companies), on conclusion of which the Company is not the surviving company or which results in a change in control of the Company; (4) delisting of the Company shares from the Tel Aviv Stock Exchange.

“Ordinance” – refers to the Income Tax Ordinance (New Version), 5721-1961, in its present form or as amended in the future.

The “Tax Authorities” – refer to the tax authorities in Israel.

“Non-Employee” – refers to a consultant, service provider, Controlling Shareholder or any other entity that is not an employee.

“Market Value” – at any given time, is the value of a Share that shall be determined as follows: (1) the closing price of the Share (or the closing quote if no sales have been reported), as reported on the Tel Aviv Stock Exchange as reported on the last trading day that preceded the effective date. Without derogating from the aforementioned, and for the purpose of determining tax liabilities pursuant to Section 102(b)(3) of the Ordinance alone, if, the market value of the Share on the Option allotment date or the Share Grant Date will be determined according to the average value of the Company’s shares during the thirty (30) trading days that preceded the Option Grant Date. (2) If the Company shares are not listed or have been delisted from the Tel Aviv Stock Exchange, the market value shall be determined, in good faith, by the Board of Directors. Without derogating from the abovementioned, if the shares are listed on another recognized stock exchange, then subsection 1 will apply, mutatis mutandis, according to the share price on that stock exchange.

“Lock-up Period” – as defined in Section 3.5.1 of the Plan.